Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto, ON M5H 2S5

Canada

Tel 416-777-8500

Fax 416-777-8818

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Seabridge Gold Inc.

We consent to the inclusion in this annual report on Form 40-F of:

●	our Report of Independent Registered Public Accounting Firm dated March 26, 2020, addressed to the shareholders and directors of Seabridge Gold Inc. (the “Company”), on the consolidated financial statements of the Company comprising of the consolidated statements of financial position of the Company as at December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for each of the years then ended, and the related notes; and

●	our Report of Independent Registered Public Accounting Firm dated March 26, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019,

each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2019.

We also consent to the incorporation by reference of such reports in the Registration Statement No. 333-229373 on Form F-10 and the Registration Statement No. 333-211331 on Form S-8 of the Company.

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 27, 2020

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.KPMG Canada provides services to KPMG LLP.